[Taubman Logo]                                        Taubman Centers, Inc.
                                                      200 East Long Lake Road
                                                      Bloomfield Hills, MI 48304
                                                      (248) 258-6800


CONTACT:

Barbara Baker                             Joele Frank/Jeremy Jacobs
Taubman Centers, Inc.                     Joele Frank, Wilkinson Brimmer Katcher
(248) 258-7367                            (212) 355-4449
www.taubman.com


TAUBMAN CENTERS COMMENTS ON WITHDRAWAL OF SIMON PROPERTY GROUP AND WESTFIELD AMERICA'S TENDER OFFER

         Bloomfield Hills, Mich., October 8, 2003 - Taubman Centers, Inc. (NYSE:TCO) today issued the following statement regarding the announcement that Simon Property Group (NYSE:SPG) was withdrawing its unsolicited hostile cash tender offer made in conjunction with a subsidiary of Westfield America Trust (ASX:WFA) for Taubman Centers:

         "We're pleased that Simon Property and Westfield America have withdrawn their tender offer. We will continue to run the business for the benefit of all shareholders."

         Taubman Centers, Inc., a real estate investment trust, currently owns and/or manages 31 urban and suburban regional and super regional shopping centers in 13 states. In addition, Northlake Mall (Charlotte, N.C.) is under construction and will open September 15, 2005. Taubman Centers is headquartered in Bloomfield Hills, Mich.


This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management's current views with respect to future events and financial performance. Actual results and events may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic and real estate conditions including further deterioration in consumer confidence, changes in the interest rate environment and availability of financing, and adverse changes in the retail industry. In addition, the company cannot be certain how any Court will understand or decide any particular issue. Other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K. Notwithstanding any statement in this press release, Taubman Centers acknowledges that the safe harbor for forward-looking statements under Section 21E of the Securities Exchange Act of 1934, as amended, added by the Private Securities Litigation Reform Act of 1995, does not apply to forward-looking statements made in connection with a tender offer.


                                      # # #